Exhibit 10.36

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WORLDWIDE WYNN, LLC,

(“Employer”)

- and -

SCOTT PETERSON

(“Employee”)

DATED: as of June 27, 2005

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into the 27th day of June 2005, by and between WORLDWIDE WYNN, LLC (“Employer”) and SCOTT PETERSON (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, and engaged in the business of furnishing management personnel to affiliated casino resort enterprises outside the United States; and,

WHEREAS, Employee is a party to that certain Employment Agreement dated as of October 28, 2002 (the “2002 Employment Agreement”) with Wynn Las Vegas, LLC (“WLV”), a affiliate of Employer;

WHEREAS, Employee and WLV have agreed to terminate the 2002 Employment Agreement in order to permit Employer and Employee to enter into this Agreement;

WHEREAS, Employer is responsible for providing qualified and experienced casino and resort management executives to an affiliate located in Macau, Special Administrative Region, China; and,

WHEREAS, Employer has need of executive personnel who are qualified and experienced managers in the casino resort business, including without limitation an executive to perform the duties generally associated with the position of Chief Financial Officer in Macau; and,

WHEREAS, Employee is an adult individual currently residing at 8450 Alta, #207, Las Vegas, Nevada 89145; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications, expertise and experience in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings,

representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) “Anniversary” - means each anniversary date of the Effective Date during the Term (as defined in Section 6 hereof).

(c) “Cause” - means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iii) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer, that is not cured within fifteen (15) days after Employee has received written notice thereof from Employer;

(v) a willful and knowing material misrepresentation to Employer’s or an Affiliate’s Board of Directors;

(vi) a willful violation of a material policy of Employer or an Affiliate, which does or could result in material harm to Employer or to Employer’s reputation, or that of an Affiliate; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer or an Affiliate,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d) “Change of Control” - means the occurrence, after the Effective Date, of any of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Wynn Resorts, Limited (“WRL”), or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii) the individuals who, as of the Effective Date, are members of WRL’s Board of Directors (the “Existing Directors”) cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of (x) a merger, consolidation or reorganization to which WRL is a party, whether or not WRL is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of WRL, in one transaction or a series of related transactions, to any Person other than WRL, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subsection (iii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subsection (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subsection (iii) if the Persons who were the stockholders of WRL immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subsection (iii) or the Person to whom the assets of WRL are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subsection (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in WRL immediately before such Transaction.

For purposes of the foregoing definition of “Change in Control,” the term “Excluded Stockholder” means Stephen A. Wynn, the spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

(e) “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(f) “Effective Date” - means June 27, 2005.

(g) “Good Reason” - means the occurrence, on or after the occurrence of a Change in Control, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i) Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subsection 8(a) below);

(ii) Employer discontinues its bonus plan in which Employee participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii) Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided immediately before the Change in Control;

(iv) Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported immediately before the Change in Control; or

(v) the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

(h) “Benefits Date” - means April 5. 1993.

(i) “Wynn Macau” - means Wynn Resorts (Macau) S.A., a limited liability company organized and existing under the laws of the SAR, and which has entered into an exclusive concession agreement with the SAR to develop and operate one or more casino resorts in the SAR.

(j) “SAR” - means Macau, Special Administrative Region, China.

(k) “Separation Payment” - means a lump sum equal to (A) one year of Employee’s Base Salary (as defined in Subsection 8(a) of this Agreement) plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the twelve (12) months following that bonus period, plus (B) any accrued but unpaid vacation pay plus (D) any Gross-Up Payment required by Exhibit B to this Agreement, which is incorporated herein by reference, said sum to be paid concurrent with the Separation Payment.

2. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer or Wynn Macau from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being further understood that a change in Employee’s reporting responsibilities is not itself a basis for finding a material reduction in the level of duties.

3. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Vice President – Chief Financial Officer of Wynn Macau, or such similar duties as may be assigned to Employee as Employer or Wynn Macau may reasonably determine. Employee’s duties shall include, but not be limited to: (i) the preparation of relevant budgets and allocation of relevant funds; (ii) the selection and delegation of duties and responsibilities of subordinates; (iii) the direction, review and oversight of all matters under Employee’s supervision; and (iv) such other and further duties as are consistent with his position and which may be assigned by Employer or Wynn Macau to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer or its Affiliates, provided such duties are not inconsistent with Employee’s primary duties hereunder.

4. ACCEPTANCE OF EMPLOYMENT/ TERMINATION 2002 EMPLOYMENT AGREEMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement, and will not perform any services for any casino, hotel/casino or other similar gaming or gambling operation which is not owned by Employer or any of Employer’s Affiliates.

As a condition to the acceptance of the employment hereunder and concurrent the execution of this Agreement, Employee agrees that as of the Effective Date and concurrent with the effectiveness of this Agreement Employee agrees to terminate the 2002 Employment Agreement by executing and delivering the Termination Agreement attached hereto as Exhibit A.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of four (4) years commencing on the Effective Date of this Agreement and terminating on the fourth Anniversary of the Effective Date.

In the event that Wynn Macau is sold, transferred or otherwise conveyed to an entity (the “Acquirer”) that is not an Affiliate of WRL (a “Macau Disposition”), Employee agrees, that if requested by Employer, to serve as a consultant to the Acquirer for a period of up to six months (the “Macau Transition Period”) following the effective date of the Macau Disposition. Following the Macau Transition Period, Employer agrees that Employee will be offered a position with one of Employer’s affiliates based in the United States of equal or elevated general compensation and professional status as Employee’s position and compensation as of the Macau disposition and, if no such offer is made, Employer must tender the Separation Payment to Employee within ten (10) days.

At the end of the Term of this Agreement, Employer agrees that Employee will be offered a position with one of Employer’s affiliates based in the United States of equal or elevated general compensation and professional status as Employee’s position and compensation at the end of the Term of this Agreement and, if no such offer is made, Employer must tender the Separation Payment to Employee within ten (10) days.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement); or

(e) the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, within ten (10) calendar days after such notice, Employer must tender the Separation Payment to Employee;

(f) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, within ten (10) days after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee; or

(g) at Employee’s sole election in writing as provided in Section 16 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within ten (10) calendar days after Employer’s receipt of Employee’s written election, Employer must tender the Separation Payment to Employee.

In the event of a termination of this Agreement pursuant to the provisions of Subsections 6(a), (b), (c), or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date. In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(e), (f) or (g), Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter. Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer. The health benefits provided under this Paragraph 6 shall continue until the earlier of (x) the expiration of the period for which the Separation Payment is paid, (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 6 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 6, the obligations of Employer and its Affiliates under this Paragraph 6 shall be conditioned upon Employee’s timely making such an election. In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 6, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum during the Term, payable in such installments as shall be convenient to Employer (the “Base Salary”). Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, executive stock option plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

Employer agrees to provide Employee with a merit review not later than the second Anniversary of this Agreement at which time Employee’s Base Salary may be increased, but not decreased, as a result of any such review.

(b) Bonus Compensation. Employee also will be eligible to receive a bonus at such times and in such amounts as Employer, in its sole and exclusive discretion, may determine, until such time as Employer may adopt a performance-based bonus plan, and thereafter in accordance with such plan, provided, however, that Employee’s annual (based on the Chinese New Year) bonus shall not be less than twenty-five percent of Employee’s then Base Salary (the “Minimum Bonus”) for i) the period from the Effective Date through the first day of the Chinese New Year in 2006, and ii) any full twelve month period thereafter. Employee shall be paid a pro rata amount of the Minimum Bonus for the partial year at the end of the Term of this Agreement. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employee shall at the earliest possible time after the Effective Date be granted an option to purchase 75,000 shares of Wynn Resorts, Limited common stock under the Wynn Resorts, Limited 2002 Stock Incentive Plan. Except with respect to the payment of the Minimum Bonus, nothing in this Agreement shall limit Employer’s discretion to adopt, amend or terminate any bonus plan at any time prior to a Change of Control.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, pension plan, executive stock option plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans that may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s employees during the Term. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to (i) exercise the discretion provided to it under any employee benefit plan, or (ii) adopt, amend or terminate any such benefit plan at any time prior to a Change of Control.

(d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Additionally, Employer shall reimburse Employee for the reasonable cost of relocating from Las Vegas to Macau. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to annual paid vacation and paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s respective standard policies.

(f) Expatriate Benefits. As additional compensation for, and only for the duration of, Employee relocating his primary residence to Macau, Employer also shall provide Employee with Level 1 benefits available to Wynn Resorts (Macau) executives, except as otherwise noted below:

a. Employee shall receive a housing allowance not to exceed MOP$30,000 per month, non-cumulative;

b. A monthly transportation allowance not to exceed MOP$9,000 for use as automobile payments (lease or purchase), taxi fares and ferry fares;

c. Employee shall receive an annual airfare allowance of up to US$28,000 to be use by Employee and members of Employee’s family for personal travel expenses (for purposes of this Section 7(f)c, “annual” shall mean the twelve month period commencing on June 27 and ending on June 26); and

d. Employer shall pay Employee’s reasonable expenses to relocate Employee from Macau to Las Vegas, Nevada at the end of the Term or following the Macau Transition Period, as applicable, provided Employee is has not been terminated for Cause or is not in breach of this Agreement. Such relocation must occur within forty-five days of end of the Term or the end of the Macau Transition Period, as applicable.

(g) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like. However, Employer covenants and agrees that Employee shall not be required to pay any more income tax for the duration of his employment in Macau than he would have been required to pay on the same amount of compensation had Employee been employed in Las Vegas, Nevada, and Employer shall either pay any additional tax or “gross up” as much of Employee’s compensation as may be necessary to enforce this covenant.

(k) Benefits Date. Employee’s Benefits Date shall be used for determining vacation and other benefits.

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”), as well as Wynn Macau’s concession agreement with the SAR. Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts, Gaming Regulations, or the concession agreement. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act, Gaming Regulations or the concession agreement, and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer’s confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates, including without limitation Wynn Macau; (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques; or (c) Employer’s or its Affiliates’ trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include but not be limited to the terms and conditions of this Agreement, and any other information, including a formula, pattern, compilation, program, device, method, technique or process, that (x) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Section 9 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that, during the Term or for such longer period so long as Employer pays to Employee the compensation set forth in Subsection 7(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Subsection 10(a) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the scheduled expiration of the Term, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or plan to have hotel or gaming operations.

11. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

12. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

13. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the prior express written consent of Employer thereto. Any purported assignment by Employee in violation of this Section 13 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

14. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles.

16. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Worldwide Wynn, LLC
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109

WITH A COPY	Wynn Resorts, Limited
THAT SHALL NOT BE	3145 Las Vegas Boulevard South
NOTICE TO:	Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:	Scott Peterson
8450 Alta, #207
Las Vegas, Nevada 89145

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 16.

17. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of sections are for convenience only and are not to be considered a part of this Agreement; and, this Agreement is not to be construed either for or against Employer or Employee, but shall be interpreted in accordance with the general tenor of its language.

18. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

19. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Sections 9 and 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in Las Vegas, Nevada, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Las Vegas, Nevada, in accordance with Employer’s or Employer’s Affiliates’ arbitration policy governing employment disputes, or, in the absence of any such policy, as conducted by and in accordance with the labor arbitration rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

20. WAIVER. None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WORLDWIDE WYNN, LLC,		EMPLOYEE
By Wynn Resorts, Limited
Its Sole Member

By:	/s/ Stephen A. Wynn	/s/ Scott Peterson
	Stephen A. Wynn	Scott Peterson
Chief Executive Officer

EXHIBIT A

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and entered into as of the 27th day of June 2005, by and between Scott Peterson (“Employee”) and Wynn Las Vegas, LLC (“WLV”).

WHEREAS, Employee has entered into that certain Employment Agreement dated as of October 28, 2002 (the “2002 Employment Agreement”) with Wynn Las Vegas, LLC; and

WHEREAS, Employee has agreed to enter into an employment agreement with Worldwide Wynn, LLC (the “Macau Employment Agreement”) subject to and concurrent with the termination of the 2002 Employment Agreement; and

WHEREAS, Employee and WLV have agreed to terminate the 2002 Employment Agreement concurrent with the effectiveness of the Macau Employment Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, WLV and Employee do hereby covenant and agree as follows:

1.	TERMINATION OF AGREEMENT. Employee and WLV agree that the 2002 Employment Agreement shall terminated and be of no further force or effect concurrent with the effectiveness of the Macau Employment Agreement which is scheduled to be come effective as of June 27, 2005.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN LAS VEGAS, LLC		EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Scott Peterson
	MARC D. SCHORR	SCOTT PETERSON
Chief Executive Officer

EXHIBIT B

Indemnification and Gross-Up for Excise Taxes

(a) Employer shall indemnify and hold Employee harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees and costs) which Employee may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local income tax law (the “Excise Tax”), to the end that Employee shall be placed in the same tax position with respect to the Severance Payment under Employee’s Employment Agreement and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. In furtherance of such indemnification, Employer shall pay to Employee a payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes, including income taxes and the Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of Employee’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Amount), Employee shall be placed in the same tax position with respect to the Severance Payment under this Plan and all other payments from Employer to Employee in the nature of compensation as Employee would have been in if the Excise Tax had never been enacted. When Employer pays Employee’s Severance Payment, it shall also pay to Employee a Gross-Up Payment for the Severance Payment and any other payments in the nature of compensation that Employer determines are “excess parachute payments” under Section 280G(b)(1) of the Code (“Excess Parachute Payments”). If, through a determination of the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”), or a judgment of any court, Employee becomes liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, Employer shall pay Employee an additional Gross-Up Payment to make Employee whole for such additional Excise Tax; provided, however, that, pursuant to paragraph (c), Employer shall have the right to require Employee to protest, contest, or appeal any such determination or judgment. For purposes of this Exhibit B, any amount that Employer is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid to Employee.

(b) Upon payment to Employee of a Gross-Up Payment, Employer shall provide Employee with a written statement showing Employer’s computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth Employer’s determination of the amount of gross income Employee is required to recognize as a result of such payments and Employee’s liability for the Excise Tax. Employee shall cause his or her federal, state, and local income tax returns for the period in which Employee receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such filing, Employee shall certify in writing to Employer that such returns have been so prepared and filed. Notwithstanding the provisions of paragraph (a), Employer shall not be obligated to indemnify Employee from and against any tax liability, cost or expense (including, without limitation, any liability for the Excise Tax or attorney’s fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this paragraph (b).

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(c) If any controversy arises between Employee and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment Employee receives from Employer as an Excess Parachute Payment, or with respect to any return which a Taxing Authority asserts should show an Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a “Controversy”), Employer shall have the right to participate with Employee in the handling of such Controversy. Employer shall have the right, solely with respect to a Controversy, to direct Employee to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and Employee shall not take any of such steps without the prior written approval of Employer, which Employer shall not unreasonably withhold. If Employer so elects, Employee shall be represented in any Controversy by attorneys, accountants, and other advisors selected by Employer, and Employer shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability Employee may incur as a result of such payment. Employee shall promptly notify Employer of any communication with a Taxing Authority, and Employee shall promptly furnish to Employer copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. Employee shall cooperate fully with Employer in the handling of any Controversy by furnishing Employer any information or documentation relating to or bearing upon the Controversy; provided, however, that Employee shall not be obligated to furnish to Employer copies of any portion of his or her tax returns which do not bear upon, and are not affected by, the Controversy.

(d) Employee shall pay over to Employer, within ten (10) days after receipt thereof, any refund Employee receive from any Taxing Authority of all or any portion of the Gross-Up Payment or the Excise Tax, together with any interest Employee receive from such Taxing Authority on such refund. For purposes of this paragraph (d), a reduction in Employee’s tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be a refund. If Employee would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, Employee shall pay the amount of such offset over to Employer, together with the amount of interest Employee would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

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